Exhibit 99.B(h)(8)

AMENDMENT

To Transfer Agency and Service Agreements

Between

Each Of The Entities, Individually And Not Jointly,

As Listed On Schedule A

and

Boston Financial Data Services, Inc.

This Amendment (“Amendment”) is made as of this 25th day of March, between each of the entities, individually and not jointly, as listed on Schedule A of the Agreement (defined below) regarding the SSgA Funds (the “Fund”) and Boston Financial Data Services, Inc. (the “Transfer Agent”).  The Transfer Agent and the Fund are parties to a Transfer Agency and Service Agreement dated August 1, 2006 (the “Agreement”).  In accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.     The word “and” at the end of sub-section 1.2(m) is hereby deleted;

2.     The period at the end of sub-section 1.2(n) is hereby replaced with “; and”;

3.     Section 1.2 of the Agreement is hereby amended by adding the following new sub-section including the attached Schedule 1.2(o):

“(o)         Omnibus Transparency Services.  Upon request of the Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2),(3).  The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(o)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties.  In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.2(o), the Fund agrees to pay the Transfer Agent for such fees and expenses associated with such additional services as set forth on Schedule 3.1 to this Agreement.”

4.     Schedule 3.1 to the Agreement dated August 1, 2006 is hereby amended by adding the following fees after the IRA Custodial Fee section effective October16, 2007:

Omnibus Transparency Full Service Fees

Annual Technology Fee

Accountlets*
0-500,000	$.45/accountlet
500,001-2,000,000	$.45/accountlet (waived)
2,000,001 and greater	$.10/accountlet

*Note: An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.

AMENDMENT

To Transfer Agency and Service Agreements

Between

Each Of The Entities, Individually And Not Jointly,

As Listed On Schedule A

and

Boston Financial Data Services, Inc.

(continued)

Investigation Fee

Accountlets	Base Fee/month
0-50,000	$3,000 (includes 25 investigations**)
50,001-100,000	$4,000 (includes 50 investigations**
100,001 and greater	$5,000 (includes 100 investigations**)

**Note: There is a $12.00 fee for each investigation that exceeds the allowance limit.

5.     All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment; and

6.     Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

Each Of The Entities, Individually And Not Jointly, As Listed On Schedule A to the Agreement	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

James E. Ross, President and Chief Executive	Name:
Officer, SSgA Funds
Title:

SCHEDULE 1.2(o)

OMNIBUS TRANSPARANCY SERVICES

Dated: October 16, 2007

A.            The Fund shall provide the following information to the Transfer Agent:

1.     The name and contact information for the Financial Intermediary, with which the Fund has a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.     The Fund to be included, along with the Fund’s frequent trading policy, under surveillance for the Financial Intermediary;

3.     The frequency of supplemental data requests from the Transfer Agent;

4.     The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.     The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data).

B.            Upon receipt of the foregoing information, the Fund hereby authorizes and instructs the Transfer Agent to perform the following Services:

1.     Financial Intermediary Surveillance Schedules.

(a)   Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b)   Initiate information requests to the Financial Intermediaries.

2.     Data Management Monitoring

(a)   Monitor status of information requests until all supplemental data is received.

(b)   If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.     Customized Reporting for Market Timing Analysis

(a)   Run information received from the Financial Intermediaries through TA2000 System functionalities (utilizing PowerSelect tables, Short Term Trader and Excessive Trader).

(b)   Generate exception reports using parameters provided by the Fund.

4.     Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)   Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)   Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Fund.

(c)   Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.     Communication and Resolution of Market Timing Exceptions

(a)   Communicate results of analysis to the Fund or upon request of the Fund directly to the Financial Intermediary.

(b)   Unless otherwise requested by the Fund and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

SCHEDULE 1.2(o)

OMNIBUS TRANSPARANCY SERVICES

Dated: October 16, 2007

(continued)

(c)   Update AWD Work Object with comments detailing resolution.

(d)   Keep a detail record of all data exceptions and inquires with regards to potential violations.

6.     Management Reporting

(a)           Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Fund.  As reasonably requested by the Fund, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.     Support Due Diligence Programs

(a)   Update system watch list with pertinent information on trade violators.

(b)   Maintain a detail audit trail of all accounts that are blocked and reason for doing so.